Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

STATION CASINOS CORP.

The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

FIRST:  The name of the corporation is Station Casinos Corp. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH:  The directors shall have power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH:  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit.  The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.  If the GCL is amended after the date of the filing of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.  No repeal or modification of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

SEVENTH:  Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

EIGHTH:  The name and mailing address of the incorporator is Richard J. Haskins, 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

WITNESS my signature this 8th day of September, 2015.

/s/ Richard J. Haskins
Richard J. Haskins
Sole Incorporator